Exhibit 4.1
Registration Rights Agreement
          THIS Registration Rights Agreement (this “Agreement”) made as of the 25th day of March, 2010, by and among BioClinica, Inc., a Delaware corporation (the “Company”), TranSenda International, LLC, a Washington limited liability company (the “Seller”) and each of the Common Members of Seller listed on Schedule A hereto.
RECITALS
          WHEREAS, the Company and the Seller are parties to that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”); and
          WHEREAS, in order to induce the Company and the Seller to enter into the Purchase Agreement, the Seller and Holders and the Company hereby agree that this Agreement shall govern the rights of the Holders to cause the Company to register shares of Common Stock issued to the Holders upon certain circumstances;
          NOW, THEREFORE, the parties hereby agree as follows:
1. Definitions. For purposes of this Agreement:
     1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
     1.2 “Common Stock” means shares of the Company’s common stock, par value $0.00025 per share.
     1.3 “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company (including any preliminary prospectus, final prospectus or Free Writing Prospectus contained therein or any amendments or supplements thereto), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
     1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     1.5 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to a SEC Rule 145 transaction; (iii) a shelf registration statement with regard to securities or rights outstanding on the date hereof, pursuant to SEC Rule 415 other than under Sections

(a)(1)(ix) or (a)(1)(x); or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities outstanding on the date hereof that are also being registered.
     1.6 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     1.7 “Free Writing Prospectus” means a free-writing prospectus, as defined in SEC Rule 405.
     1.8 “Holder” means any holder of Registrable Securities who is a party to this Agreement.
     1.9 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
     1.10 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
     1.11 “Registrable Securities” means (i) the Common Stock issuable or issued by the Company to the Seller, which may be transferred to the Holders; and (ii) any other securities issued in respect of the securities referenced in clause (i) upon any stock split, stock dividend, recapitalization, merger, consolidation, exchange or similar event.
     1.12 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
     1.13 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.11 hereof.
     1.14 “SEC” means the Securities and Exchange Commission.
     1.15 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
     1.16 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
     1.17 “SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.
     1.18 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     1.19 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder; all of which shall be borne and paid by the Company as provided in Section 2.5.
2. Registration Rights. The Company covenants and agrees as follows:
     2.1 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.2, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (including Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.5.
     2.2 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.1, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, including any lock-up agreements or market standoff agreements, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, For purposes of the provision in this Section 2.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence. The Company shall choose the underwriter in its sole discretion.
     2.3 Obligations of the Company.
          (a) Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (i) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to 180 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
               (ii) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
               (iii) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
               (iv) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
               (v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
               (vi) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
               (vii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
               (viii) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
               (ix) take all reasonable actions to ensure that any prospectus or Free Writing Prospectus utilized in connection with any registration effected pursuant to Section 2.1 hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
               (x) use all reasonable efforts to prevent the issuance of any stop order (“Stop Order”) suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, and, in the event of such issuance, the Company shall immediately notify the Holders of Registrable Securities covered by such registration statement of the receipt by the Company of such notification and shall use all reasonable efforts promptly to obtain the withdrawal of such order, and, in the event of the withdrawal of such order, the Company shall immediately notify such Holders thereof;
               (xi) use its commercially reasonable efforts to obtain one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the Holders holding a majority of the Registrable Securities being sold reasonably request;
               (xii) use its commercially reasonable efforts to provide, at the request of any Holder participating in such registration, on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;
               (xiii) to the extent the Company is a well-known seasoned issuer (as defined in Rule 405) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.1, (A) if so requested, file an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”) to effect such registration, and (B) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective in accordance with this Agreement;
               (xiv) if at any time when the Company is required to re-evaluate its WKSI status for purposes of an Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 2.1, (A) the Company determines that it is not a WKSI, (B) the registration statement is required to be kept effective in accordance with this Agreement and (C) the registration rights of the applicable Holders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;
               (xv) if (A) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (B) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three (3) year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;
               (xvi) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free Writing Prospectus forming a part of such registration statement has been filed;
               (xvii) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and
               (xviii) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus or Free Writing Prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus or Free Writing Prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.
          (b) If any such registration statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if in such Holder’s reasonable judgment, such Holder is or might be deemed to be an underwriter or a controlling person of the Company, such Holder shall have the right to (i) require the insertion therein of language, in form and substance reasonably satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Act or any similar federal statute then in force, require the deletion of the reference to such Holder; provided, that with respect to this clause (ii), if requested by the Company, such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.
     2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
     2.5 Expenses of Registration. All expenses (including Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders up to $5,000, shall be borne and paid by the Company.

     2.6 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
     2.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
          (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, nor shall any Holder be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Company; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.7(b) and 2.7(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder, if any), except in the case of fraud or willful misconduct by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.
          (d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.7(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.7(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder, if any), except in the case of willful misconduct or fraud by such Holder.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
     2.8 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

          (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;
          (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
     2.9 [Reserved.]
     2.10 Lock-up. For a period of one (1) year from the date of this Agreement, the Holder shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.
     2.11 Restrictions on Transfer. Each certificate or instrument representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY THAT THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.
     2.12 Removal of Restrictive Legends.

          (a) The Company represents and warrants to the Holders that (a) no action has been taken by the Company in the past, or will be taken by the Company during the term of this Agreement, which would limit the availability of the benefits of SEC Rule 144 with respect to any Holder; (b) at all times during the term of this Agreement, the Company shall comply with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act.
          (b) Notwithstanding anything in this Agreement to the contrary, no later than the first day of the seventh (7th) month from the date of this Agreement (the “Removal Date”), the Company shall cause the transfer agent to remove the restrictive legends set forth in Section 2.11 from each certificate or instrument representing any Restricted Securities. Not later than the date that is five (5) months from the date of this Agreement (the “Request Date”), the Company shall provide Holder with a specific list of information that will reasonably satisfy the Company and its counsel that the legend may be removed from the certificates in compliance with SEC Rule 144; which requested information shall be reasonable and required for the removal of the restrictive legends (the “Information”). Holder agrees to provide such Information to the Company within the later of (A) forty (40) days of receipt of such request, and (B) ten (10) days after the date that is six months from the date of this Agreement (the “Response Time”). Company will be solely responsible for all legal fees and costs (i) incurred by the Company relating to the removal of the restrictive legends, and (ii) incurred by Holder, if Company requests an opinion of counsel or if providing such Information requires the assistance of counsel. In connection therewith, the Company shall, at its sole expense, obtain and provide to each Holder either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Holder, confirming that the restrictive legends set forth on the certificates representing the Restricted Securities may be removed and that such Restricted Securities can be sold, pledged or transferred without registration under the Securities Act; or (ii) a “no action” letter from the SEC that the sale, pledge or transfer of such Restricted Securities by the Holders without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; whereupon the Holders shall be entitled to sell, pledge or transfer such Restricted Securities.
          (c) In the event the transfer agent has not removed the restrictive legends set forth in Section 2.11, by the close of business on the Removal Date, the Company shall pay Seller One Thousand Dollars ($1,000) for each day (the “Penalty”) following the Removal Date until and including the date the restrictive legends have been removed from all certificates or instruments representing the Restricted Securities; provided, however, that if the Company requested the Information by the Request Date and Holder failed to provide the Information to the Company prior to expiration of the Response Time, the Penalty shall commence accruing on the date that is twenty (20) days following the date such Information is provided to the Company. For the avoidance of doubt, in the event the Company fails to request the Information by the Request Date, the Penalty shall nonetheless accrue from the close of business on the Removal Date.
          (d) The Company hereby agrees to indemnify and hold harmless Seller and each Holder, and the partners, members, officers, directors, and shareholders of Seller and each Holder; legal counsel and accountants for Seller and each such Holder; and each Person, if any, who controls Seller or each such Holder within the meaning of the Securities Act or the Exchange Act, against all costs, expenses, losses, claims and damages in any way suffered, incurred, or paid by Seller or any Holder as a result of or in any way arising out of, following, or consequential to a breach of any obligation of the Company set forth herein, including, without limitation, reasonable attorneys fees and expenses incurred in enforcing the obligations of the Company under this Agreement.
     2.13 Termination of Registration Rights. This Agreement, including the right of any Holder to request inclusion of Registrable Securities in any registration pursuant to Section 2.1 shall terminate upon the earliest to occur of:

          (a) when all of such Holder’s Registrable Securities can be sold without restriction under SEC Rule 144 and the transfer agent has removed all restrictive legends from the certificates or instruments representing the Restricted Securities; and
          (b) when all Registrable Securities have been registered pursuant to Section 2.1; and
          (c) the third anniversary of the date of this Agreement.

3.	Miscellaneous.
     3.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by Seller or a Holder to a transferee of Registrable Securities that (i) is an Affiliate of Seller or a Holder; or (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     3.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Washington, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.
     3.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
     3.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.5. If notice is given to the Company, a copy shall also be sent to Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey 08540 and if notice is given to Holders, a copy shall also be given to Stokes Lawrence, P.S., 800 Fifth Avenue, Suite 4000, Seattle, Washington, 98104-3179.
     3.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, the Seller and the holders of a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, termination, or waiver applies to all Holders in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
     3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
     3.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
     3.9 Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
     3.10 Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the courts of Common Pleas of the Commonwealth of Pennsylvania, (b) the Superior Court of King County of the State of Washington, (c) the United States District Court for the Western District of Washington, and (d) the United States District Court for the Eastern District of Pennsylvania, for the purposes of any action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the Court of Common Pleas of Commonwealth of Pennsylvania or the Superior Court of King County of the State of Washington, or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court for the Eastern District of Pennsylvania or the United States District Court for the Western District of Washington. Each party further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth above shall be effective service of process for any Action in the applicable court with respect to any matters to which it has submitted to jurisdiction in this Section 3.10. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the applicable court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
     3.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
     3.12 Survival. The provisions of Sections 2.5, 2.7, 2.10, 2.12 and 3 shall survive termination of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOCLINICA, INC.
By:	/s/ Mark L. Weinstein
	Name:	Mark L. Weinstein
	Title:	President & CEO

SELLER: TranSenda International, LLC
By:	/s/ John Orr
	Name:	John Orr
	Title:	Manager

HOLDERS: TranSenda International, LLC
By:	/s/ John Orr
	Name:	John Orr
	Title:	Manager

/s/ John Orr
John Orr, individually

Estate of Harold Orr
By:	/s/ John Orr
John Orr, co-personal representative

By:	/s/ Dolly Orr
Dolly Orr, co-personal representative

SCHEDULE A
HOLDERS
TranSenda International, LLC and
John Orr and
Estate of Harold Orr
13041 Bel-Red Rd.
Bellevue, WA 98005